TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA, CPA (Nevada)	CHARTERED ACCOUNTANTS

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference of our Auditor’s Report dated February 10, 2004 on the consolidated Balance Sheet of Ingenium Capital Corp. as at January 31, 2004 and the related statements of Operations and Comprehensive Income, Cash flows and Stockholders’ Equity for the period October 27, 2004 (Date of Incorporation) to January 31, 2004 in the Company’s Amendment No.1 to the Registration Statement on Form SB–2 dated June 16, 2004 to be filed with the United States Securities and Exchange Commission.

In addition, we consent to the reference to us under the heading “Interests of Names Experts and Counsel” in the Registration Statement.

“Amisano Hanson”

CHARTERED ACCOUNTANTS

Vancouver, Canada

June 16, 2004

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net